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                                                             EXHIBIT (h)(51)(a)

                 RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement entered into as of April 16, 2007 (with compliance to begin on October 16, 2007), by and between MFS Fund Distributors, Inc. ("MFD") and the parties signing below (each an "Intermediary").

WHEREAS, MFD is the principal underwriter for the MFS funds;

WHEREAS, the Intermediary offers or otherwise makes available the MFS funds to or for clients of Intermediary;

WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2") effectively requires MFD or each MFS fund to enter into a shareholder information agreement with each "financial intermediary", as that term is defined in Rule 22c-2; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MFD and Intermediary hereby agree as follows:

A. Agreement to Provide Information. To the extent Intermediary is a financial intermediary as defined in Rule 22c-2, Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

   (1) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

   (2) Form and Timing of Response. Intermediary agrees to transmit the requested information that is on Intermediary's books and records to the Fund or its designee promptly and in a secure manner, but in any event not later than ten business days, after receipt of a request. If the requested information is not on Intermediary's books and records but on the books and records of an indirect intermediary, Intermediary agrees to: (i) use reasonable efforts to provide or arrange to provide to the Fund or its designee the requested information regarding shareholders who hold an account with

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   an indirect intermediary; or (ii) if directed by the Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2. Information regarding transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan will not be provided in Shareholder Information sent to MFD; therefore, the Shareholder Information provided for a certain period will not be equal to the omnibus trades made during that same period.

   (3) Limitations on Use of Information. The Fund agrees to use the information provided solely for the purposes of facilitating the Fund's compliance with Rule 22c-2, and not for marketing or any other purpose without Intermediary's prior written consent.

   B. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

   (1) Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

   (2) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later ten business days after Intermediary's receipt of the instructions.

   (3) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

   C. Force Majeure. Provided that each Party has implemented and maintains a business continuity plan that is reasonably designed to enable it to meet its existing obligations to customers and address its existing relationships with other broker-dealers and counterparties, such Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees

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   of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

   D. Best Efforts and Good Faith. Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

E. Definitions. For purposes of this paragraph:

   (1) The term "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in Rule 22c-2(b).

   (2) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Intermediary.

   (3) The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.

   (4) The term "written" includes electronic writings and facsimile transmissions."

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   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MFS FUND DISTRIBUTORS, INC.


---------------------------------
By:     James A. Jessee
Title:  President

AMERICAN GENERAL LIFE INSURANCE
COMPANY


---------------------------------
By:
Title:

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK


---------------------------------
By:
Title:


Attest: ------------------------


Title:  ------------------------

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                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

      Jennifer Powell
      Senior Counsel
      AIG American General
      2929 Allen Parkway, A30-25
      Houston, TX 77019
      (713) 831-4954

and to:

      Michael McArthur
      Variable Products Accounting
      AIG American General
      2727-A Allen Parkway
      Houston, TX 77019
      (713) 831-3504

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                                  Appendix B

                  Market Timing Policies of the Intermediary

Market timing. The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

..   dilution in the value of Fund shares underlying investment options of other
    Policy owners;

..   interference with the efficient management of the Fund's portfolio; and

..   increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy owner requests:

..   an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

..   an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

..   exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy owner's subsequent violations of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy owners the same.

   In addition, Policy owners incur a $25 charge for each transfer in excess of 12 each Policy year.

   Restrictions initiated by the Funds. The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.